Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 2-49007 on Form N-1A of our report dated July 24, 2024, relating to the financial statements and financial highlights of BlackRock Balanced Fund, Inc. (formerly known as “BlackRock Sustainable Balanced Fund, Inc.”) (the “Fund”), appearing in Form N-CSR of the Fund for the year ended May 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

March 3, 2025